EXHIBIT 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Thomas S. Wu
Chairman, President and Chief Executive Officer
(415) 315-2800
Jonathan H. Downing
Director of Corporate Development and Investor Relations
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jennifer Beugelmans
(415) 896-6820
Media Relations: Steve DiMattia
(646) 277-8706
For Immediate Release
UCBH HOLDINGS, INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
ASIAN AMERICAN BANK & TRUST COMPANY
~ Acquisition Marks Entry into the New England Market ~
     SAN FRANCISCO, CA & BOSTON, MA – August 3, 2005 - UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today announced that it has signed a definitive agreement to acquire Asian American Bank & Trust Company (OTCBB: AABT) (“AABT”) in a transaction valued at approximately $34.3 million. AABT, a commercial bank headquartered in Boston, Massachusetts, operates three full-service branches in the Greater Boston area including Chinatown, Allston and Quincy. AABT had assets of $127.1 million and deposits of $106.2 million as of June 30, 2005.
     “The New England market has a large and rapidly growing Asian-American population and is one of the markets we targeted for expansion. The proposed acquisition of Asian American Bank & Trust Company reflects our strategic move to enter this dynamic market,” said Thomas S. Wu, Chairman, President and Chief Executive Officer of UCBH Holdings, Inc. “The Asian American Bank franchise complements that of United Commercial Bank, and we share similar commitments and values in providing the highest quality banking services to our customers.”
     “The Board of Asian American Bank has voted unanimously to approve this transaction,” said Raymond Tung, President and Chief Executive Officer of Asian American Bank & Trust Company. “We are extremely excited about this partnership as the vast resources of United Commercial Bank will enable us to deliver a broader range of products and higher quality of banking services to our customers in the New England market. The common focus and values that we share between our two institutions will continue to benefit our constituencies in the years ahead.”
     The agreement has been approved by the Board of Directors of each company. Under the terms of the agreement announced today, AABT will be merged into UCBH’s subsidiary United Commercial Bank, for total consideration of approximately $34.3 million (as of the recent closing price for UCBH common stock), comprised of the issuance of UCBH common stock valued at approximately $16.1 million and approximately $18.2 million in cash, subject to certain adjustments detailed in the definitive agreement. The proposed transaction is subject to review if, during the pricing period prior to the closing date, the price of UCBH common shares falls below $14.75 or exceeds $22.12. UCBH has negotiated a retention agreement with Raymond Tung.

     The transaction, which is subject to approval by AABT’s shareholders and regulatory approval, is anticipated to close in the first quarter of 2006. UCBH management expects the proposed transaction to be marginally accretive to earnings per share in 2006 and thereafter.
     About UCBH Holdings, Inc.
     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading California bank serving the ethnic Chinese community. The Bank has 46 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, two branches in Greater New York, a branch in Hong Kong, and representative offices in Shenzhen, China and Taipei, Taiwan. UCB, headquartered in San Francisco, provides commercial banking services to small- and medium-sized businesses, and professionals, in a variety of industries, as well as consumer banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     About Asian American Bank & Trust Company
     Asian American Bank is a Massachusetts-chartered commercial bank engaged in banking activities through its corporate and branch offices located in the Greater Boston area. Founded in 1993 by a group of Asian-Americans and community leaders, AABT has been providing a full range of commercial and consumer banking services to small businesses, the Asian-American community, other immigrant communities and the general public for more than 11 years. For additional information, visit the web site for AABT at www.asianamericanbank.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
####